Exhibit 2

2015 FIRST QUARTER RESULTS Stock Listing Information Colombian Stock Exchange S.A. Ticker: CLH Investor Relations Jesús Ortiz de la Fuente +57 (1) 603-9051 E-mail: jesus.ortizd@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

	January – March			First Quarter		
	2015	2014	% Var.	2015	2014	% Var.
Consolidated cement volume (thousand of metric tons)	1,740	1,967	(12%)	1,740	1,967	(12%)
Consolidated domestic gray cement volume (thousand of metric tons)	1,593	1,734	(8%)	1,593	1,734	(8%)
Consolidated ready-mix volume (thousand of cubic meters)	848	819	4%	848	819	4%
Consolidated aggregates volume (thousand of metric tons)	2,112	1,947	8%	2,112	1,947	8%
Net sales	354	423	(16%)	354	423	(16%)
Gross profit	170	208	(18%)	170	208	(18%)
Gross profit margin	48.1%	49.2%	(1.1pp)	48.1%	49.2%	(1.1pp)
Operating earnings before other expenses, net	90	118	(24%)	90	118	(24%)
Operating earnings before other expenses, net, margin	25.5%	27.9%	(2.4pp)	25.5%	27.9%	(2.4pp)
Controlling interest net income	44	55	(20%)	44	55	(20%)
Operating EBITDA	112	141	(20%)	112	141	(20%)
Operating EBITDA margin	31.8%	33.4%	(1.6pp)	31.8%	33.4%	(1.6pp)
Free cash flow after maintenance capital expenditures	67	80	(17%)	67	80	(17%)
Free cash flow	18	75	(75%)	18	75	(75%)
Net debt	1,125	1,234	(9%)	1,125	1,234	(9%)
Total debt	1,188	1,292	(8%)	1,188	1,292	(8%)
Earnings per share	0.08	0.10	(20%)	0.08	0.10	(20%)
Shares outstanding at end of period	556	556	0%	556	556	0%
Employees	4,982	4,382	14%	4,982	4,382	14%

In millions of US dollars, except percentages, employees, and per-share amounts. Shares outstanding at the end of period are presented in millions.

Consolidated net sales during the first quarter of 2015 declined by 16% compared to the first quarter of 2014, mainly as a result of foreign exchange fluctuations and the effect of lower cement volumes from our operations in Colombia.

Cost of sales as a percentage of net sales during the first quarter of 2015 increased by 1.1pp from 50.8% to 51.9% on a year-over-year basis.

Operating expenses as a percentage of net sales during the first quarter increased by 1.3pp from 21.3% to 22.6% compared to the same period in 2014.

Operating EBITDA during the first quarter reached US$112 million, declining by 20% compared to the first quarter of 2014. This decline is mainly explained by foreign exchange fluctuations and the effect of lower cement volumes from our operations in Colombia.

Operating EBITDA margin during the first quarter of 2015 declined by 1.6pp, compared to the first quarter of 2014.

Controlling interest net income during the first quarter of 2015 reached US$44 million, declining by 20% compared to the first quarter of 2014.

Total debt at the end of the first quarter of 2015 reached US$1,188 million.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2015 First Quarter Results Page 2

OPERATING RESULTS

Colombia

	January – March			First Quarter		
	2015	2014	% Var.	2015	2014	% Var.
Net sales	176	242	(27%)	176	242	(27%)
Operating EBITDA	59	93	(36%)	59	93	(36%)
Operating EBITDA margin	33.7%	38.2%	(4.5pp)	33.7%	38.2%	(4.5pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January – March 2015	First Quarter 2015	January – March 2015	First Quarter 2015	January – March 2015	First Quarter 2015
Volume	(15%)	(15%)	5%	5%	5%	5%
Price (USD)	(21%)	(21%)	(17%)	(17%)	(20%)	(20%)
Price (local currency)	(1%)	(1%)	3%	3%	(1%)	(1%)

In Colombia, during the first quarter our domestic gray cement volumes declined by 15%, while our ready-mix and aggregates volumes increased by 5%, compared to the first quarter of 2014.

Cement volumes were affected during the quarter by two main factors. First, a very strong comparison versus first quarter 2014 when we had 34% year-over-year increase and second, our price increase at the beginning of the year which resulted in a decline in our market share.

The residential sector, including self-construction and formal housing, continued its positive trend. Infrastructure remained also an important driver for demand of our products with the execution of several ongoing highway projects. The industrial and commercial sectors continued with a strong performance driven by office and commercial buildings.

Panama

	January – March			First Quarter		
	2015	2014	% Var.	2015	2014	% Var.
Net sales	72	76	(6%)	72	76	(6%)
Operating EBITDA	29	32	(11%)	29	32	(11%)
Operating EBITDA margin	39.9%	42.5%	(2.6pp)	39.9%	42.5%	(2.6pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January – March 2015	First Quarter 2015	January – March 2015	First Quarter 2015	January – March 2015	First Quarter 2015
Volume	9%	9%	(9%)	(9%)	0%	0%
Price (USD)	(3%)	(3%)	(2%)	(2%)	(2%)	(2%)
Price (local currency)	(3%)	(3%)	(2%)	(2%)	(2%)	(2%)

In Panama during the first quarter our domestic gray cement increased by 9% while our ready-mix declined by 9% and our aggregates volumes remained stable, compared to the first quarter of 2014.

During the quarter, there were higher volumes to the Panama Canal expansion project compared with those in first quarter 2014, when this project suffered from stoppages. Excluding volumes to this project, our volumes increased by 4% during the quarter on a year-over-year basis. The residential sector continued to be an important driver of demand for our products.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2015 First Quarter Results Page 3

OPERATING RESULTS

CEMEX LatAm Holdings

Costa Rica

	January – March			First Quarter		
	2015	2014	% Var.	2015	2014	% Var.
Net sales	43	35	21%	43	35	21%
Operating EBITDA	20	15	33%	20	15	33%
Operating EBITDA margin	45.7%	41.6%	4.1pp	45.7%	41.6%	4.1pp

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January –March 2015	First Quarter 2015	January – March 2015	First Quarter 2015	January – March 2015	First Quarter 2015
Volume	8%	8%	10%	10%	45%	45%
Price (USD)	6%	6%	(7%)	(7%)	(4%)	(4%)
Price (local currency)	5%	5%	(7%)	(7%)	(5%)	(5%)

In Costa Rica, during the first quarter our domestic gray cement, ready-mix, and aggregates volumes increased by 8%, 10% and 45%, respectively, compared to the first quarter of 2014.

Infrastructure continued to be the main driver of cement demand, with ongoing projects like the *Chucás* hydroelectric plant as well as the Northern Interamerican Road project.

Rest of CLH

	January – March			First Quarter		
	2015	2014	% Var.	2015	2014	% Var.
Net sales	66	70	(6%)	66	70	(6%)
Operating EBITDA	20	19	5%	20	19	5%
Operating EBITDA margin	30.3%	27.1%	3.2pp	30.3%	27.1%	3.2pp

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-mix		Aggregates	
Year-over-year percentage variation	January – March 2015	First Quarter 2015	January – March 2015	First Quarter 2015	January – March 2015	First Quarter 2015
Volume	(9%)	(9%)	19%	19%	60%	60%
Price (USD)	(1%)	(1%)	3%	3%	5%	5%
Price (local currency)	4%	4%	5%	5%	8%	8%

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, during the first quarter of 2015 our domestic gray cement and decreased by 9%, while our ready-mix and aggregates volumes increased by 19% and 60%, respectively, compared to the first quarter of 2014.

The positive performance in our cement volumes in Nicaragua was offset by weak demand conditions in the other markets. New ongoing housing projects in Nicaragua, along with industrial-and-commercial activity in Guatemala, remained the main drivers of demand for our products.

Please refer to definition of terms and disclosure for presentation of financial and operating information.

2015 First Quarter Results

Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

Operating EBITDA and free cash flow

	January – March			First Quarter		
	2015	2014	% Var	2015	2014	% Var
Operating earnings before other expenses, net	90	118	(24%)	90	118	(24%)
+ Depreciation and operating amortization	22	23		22	23	
Operating EBITDA	112	141	(20%)	112	141	(20%)
- Net financial expense	21	24		21	24	
- Capital expenditures for maintenance	4	9		4	9	
- Change in working capital	5	7		5	7	
- Taxes paid	14	21		14	21	
- Other cash items (net)	1	0		1	0	
Free cash flow after maintenance capital expenditures	67	80	(17%)	67	80	(17%)
- Strategic capital expenditures	48	5		48	5	
Free cash flow	18	75	(75%)	18	75	(75%)

In millions of US dollars.

Information on Debt

	First Quarter			Fourth Quarter
	2015	2014	% Var	2014
Total debt [1][2]	1,188	1,292	(8%)	1,191
Short- term	12%	27%		12%
Long -term	88%	73%		88%
Cash and cash equivalents	63	58	8%	52
Net debt	1,125	1,234	(9%)	1,140

	First Quarter	
	2015	2014
Currency denomination		
US dollar	99%	98%
Colombian peso	1%	2%
Interest rate		
Fixed	79%	80%
Variable	21%	20%

In millions of US dollars, except percentages.

[1] Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).
[2] Represents the consolidated balances of CLH and subsidiaries.

Please refer to definition of terms and disclosure for presentation of financial information.

2015 First Quarter Results

Page 5

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
(Thousands of U.S. Dollars, except per share amounts)

	January – March			First Quarter		
INCOME STATEMENT	2015	2014	% Var.	2015	2014	% Var.
Net Sales	353,838	422,753	(16%)	353,838	422,753	(16%)
Cost of Sales	(183,606)	(214,748)	15%	(183,606)	(214,748)	15%
Gross Profit	**170,232**	**208,006**	**(18%)**	**170,232**	**208,006**	**(18%)**
Operating Expenses	(80,045)	(89,939)	11%	(80,045)	(89,939)	11%
Operating Earnings Before Other Expenses, Net	**90,187**	**118,067**	**(24%)**	**90,187**	**118,067**	**(24%)**
Other expenses, Net	(1,980)	(224)	(785%)	(1,980)	(224)	(785%)
Operating Earnings	**88,207**	**117,843**	**(25%)**	**88,207**	**117,843**	**(25%)**
Financial Expenses	(20,589)	(24,403)	16%	(20,589)	(24,403)	16%
Other Income (Expenses), Net	4,703	854	451%	4,703	854	451%
Net Income Before Income Taxes	**72,321**	**94,294**	**(23%)**	**72,321**	**94,294**	**(23%)**
Income Tax	(28,357)	(39,474)	28%	(28,357)	(39,474)	28%
Consolidated Net Income	**43,964**	**54,820**	**(20%)**	**43,964**	**54,820**	**(20%)**
Non-controlling Interest Net Income	173	200	(13%)	173	200	(13%)
CONTROLLING INTEREST NET INCOME	**43,791**	**54,620**	**(20%)**	**43,791**	**54,620**	**(20%)**
Operating EBITDA	**112,426**	**140,999**	**(20%)**	**112,426**	**140,999**	**(20%)**
Earnings per share	**0.08**	**0.10**	**(20%)**	**0.08**	**0.10**	**(20%)**

BALANCE SHEET	As of March 31 2015	As of March 31 2014
Total Assets	**3,458,650**	**3,812,871**
Cash and Temporary Investments	62,561	57,906
Trade Accounts Receivables	134,445	172,965
Other Receivables	31,315	92,248
Inventories	105,726	113,215
Other Current Assets	26,980	29,553
Current Assets	**361,028**	**465,887**
Fixed Assets	1,109,691	1,182,463
Other Assets	1,987,931	2,164,521
Total Liabilities	**2,076,453**	**2,454,102**
Current Liabilities	435,667	686,128
Long-Term Liabilities	1,629,921	1,755,529
Other Liabilities	10,865	12,446
Consolidated Stockholders' Equity	**1,382,197**	**1,358,769**
Non-controlling Interest	5,600	5,660
Stockholders' Equity Attributable to Controlling Interest	1,376,597	1,353,109

Please refer to definition of terms and disclosure for presentation of financial information.

2015 First Quarter Results Page 6

OPERATING RESULTS

CEMEX LatAm Holdings

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
(Millions of Colombian Pesos in nominal terms, except per share amounts)

	January – March			First Quarter		
INCOME STATEMENT	2015	2014	% Var.	2015	2014	% Var.
Net Sales	886,263	849,516	4%	886,263	849,516	4%
Cost of Sales	(459,882)	(431,532)	(7%)	(459,882)	(431,532)	(7%)
Gross Profit	**426,381**	**417,984**	**2%**	**426,381**	**417,984**	**2%**
Operating Expenses, net	(200,489)	(180,731)	(11%)	(200,489)	(180,731)	(11%)
Operating Earnings Before Other Expenses, Net	**225,892**	**237,253**	**(5%)**	**225,892**	**237,253**	**(5%)**
Other Expenses, Net	(4,958)	(449)	(1004%)	(4,958)	(449)	(1004%)
Operating Earnings	**220,934**	**236,804**	**(7%)**	**220,934**	**236,804**	**(7%)**
Financial Expenses	(51,571)	(49,038)	(5%)	(51,571)	(49,038)	(5%)
Other Income (Expenses) Financial, net	11,780	1,716	586%	11,780	1,716	586%
Net Income Before Income Taxes	**181,143**	**189,482**	**(4%)**	**181,143**	**189,482**	**(4%)**
Income Tax	(71,027)	(79,322)	10%	(71,027)	(79,322)	10%
Consolidated Net Income	**110,117**	**110,161**	**(0%)**	**110,117**	**110,161**	**(0%)**
Non-controlling Interest Net Income	434	402	8%	434	402	8%
CONTROLLING INTEREST NET INCOME	**109,683**	**109,759**	**(0%)**	**109,683**	**109,759**	**(0%)**
Operating EBITDA	**281,596**	**283,335**	**(1%)**	**281,596**	**283,335**	**(1%)**
Earnings per share	**197.99**	**198.11**	**(0%)**	**197.99**	**198.11**	**(0%)**

BALANCE SHEET	As of March 31 2015	As of March 31 2014
Total Assets	**8,909,656**	**7,493,512**
Cash and Temporary Investments	161,160	113,805
Trade Accounts Receivables	346,338	339,931
Other Receivables	80,670	181,298
Inventories	272,355	222,503
Other Current Assets	69,503	58,081
Current Assets	**930,025**	**915,617**
Fixed Assets	2,858,621	2,323,918
Other Assets	5,121,010	4,253,977
Total Liabilities	**5,349,047**	**4,823,096**
Current Liabilities	1,122,299	1,348,461
Long-Term Liabilities	4,198,759	3,450,176
Other Liabilities	27,989	24,459
Consolidated Stockholders' Equity	**3,560,608**	**2,670,416**
Non-controlling Interest	14,425	11,125
Stockholders' Equity Attributable to Controlling Interest	**3,546,184**	**2,659,292**

Please refer to definition of terms and disclosure for presentation of financial information.

2015 First Quarter Results Page 7

OPERATING RESULTS

Operating Summary per Country

In thousands of U.S. dollars. EBITDA margin as a percentage of net sales.

	January – March			First Quarter		
NET SALES	2015	2014	% Var.	2015	2014	% Var.
Colombia	176,246	242,394	(27%)	176,246	242,394	(27%)
Panama	71,915	76,115	(6%)	71,915	76,115	(6%)
Costa Rica	43,043	35,467	21%	43,043	35,467	21%
Rest of CLH	65,649	69,830	(6%)	65,649	69,830	(6%)
Others and intercompany eliminations	(3,015)	(1,051)	(187%)	(3,015)	(1,051)	(187%)
TOTAL	353,838	422,754	(16%)	353,838	422,754	(16%)
GROSS PROFIT						
Colombia	85,493	127,598	(33%)	85,493	127,598	(33%)
Panama	31,635	35,269	(10%)	31,635	35,269	(10%)
Costa Rica	24,442	18,124	35%	24,442	18,124	35%
Rest of CLH	25,304	23,972	6%	25,304	23,972	6%
Others and intercompany eliminations	3,357	3,043	10%	3,357	3,043	10%
TOTAL	170,232	208,006	(18%)	170,232	208,006	(18%)
OPERATING EARNINGS BEFORE OTHER EXPENSES, NET						
Colombia	52,629	84,550	(38%)	52,629	84,550	(38%)
Panama	23,856	28,142	(15%)	23,856	28,142	(15%)
Costa Rica	18,009	13,006	38%	18,009	13,006	38%
Rest of CLH	18,688	17,814	5%	18,688	17,814	5%
Others and intercompany eliminations	(22,996)	(25,446)	10%	(22,996)	(25,446)	10%
TOTAL	90,187	118,066	(24%)	90,187	118,066	(24%)
OPERATING EBITDA						
Colombia	59,313	92,617	(36%)	59,313	92,617	(36%)
Panama	28,662	32,344	(11%)	28,662	32,344	(11%)
Costa Rica	19,679	14,748	33%	19,679	14,748	33%
Rest of CLH	19,924	18,890	5%	19,924	18,890	5%
Others and intercompany eliminations	(15,151)	(17,600)	14%	(15,151)	(17,600)	14%
TOTAL	112,426	140,999	(20%)	112,426	140,999	(20%)
OPERATING EBITDA MARGIN						
Colombia	33.7%	38.2%		33.7%	38.2%	
Panama	39.9%	42.5%		39.9%	42.5%	
Costa Rica	45.7%	41.6%		45.7%	41.6%	
Rest of CLH	30.3%	27.1%		30.3%	27.1%	
TOTAL	31.8%	33.4%		31.8%	33.4%	

Please refer to definition of terms and disclosure for presentation of financial information.

2015 First Quarter Results

Page 8

OPERATING RESULTS

Volume Summary

CLH volume summary

Cement and aggregates: Thousands of metric tons.

Ready-mix: Thousands of cubic meters.

	January – March			First Quarter		
	2015	2014	% Var.	2015	2014	% Var.
Total cement volume [1]	1,740	1,967	(12%)	1,740	1,967	(12%)
Total domestic gray cement volume	1,593	1,734	(8%)	1,593	1,734	(8%)
Total ready-mix volume	848	819	4%	848	819	4%
Total aggregates volume	2,112	1,947	8%	2,112	1,947	8%

Per-country volume summary

	January - March	First Quarter	First Quarter 2015 Vs.
DOMESTIC GRAY CEMENT VOLUME	2015 Vs. 2014	2015 Vs. 2014	Fourth Quarter 2014
Colombia	(15%)	(15%)	(20%)
Panama	9%	9%	9%
Costa Rica	8%	8%	17%
Rest of CLH	(9%)	(9%)	1%
READY-MIX VOLUME			
Colombia	5%	5%	(3%)
Panama	(9%)	(9%)	(7%)
Costa Rica	10%	10%	15%
Rest of CLH	19%	19%	6%
AGGREGATES VOLUME			
Colombia	5%	5%	(4%)
Panama	0%	0%	(9%)
Costa Rica	45%	45%	14%
Rest of CLH	60%	60%	18%

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.
Please refer to definition of terms and disclosure for presentation of operating results.

2015 First Quarter Results Page 9

OPERATING RESULTS

Price Summary

Variation in U.S. Dollars

DOMESTIC GRAY CEMENT PRICE	January - March 2015 Vs. 2014	First Quarter 2015 Vs. 2014	First Quarter 2015 Vs. Fourth Quarter 2014
Colombia	(21%)	(21%)	(9%)
Panama	(3%)	(3%)	0%
Costa Rica	6%	6%	2%
Rest of CLH (*)	(1%)	(1%)	(2%)

READY-MIX PRICE			
Colombia	(17%)	(17%)	(9%)
Panama	(2%)	(2%)	(1%)
Costa Rica	(7%)	(7%)	(3%)
Rest of CLH (*)	3%	3%	1%

AGGREGATES PRICE			
Colombia	(20%)	(20%)	(13%)
Panama	(2%)	(2%)	(2%)
Costa Rica	(4%)	(4%)	1%
Rest of CLH (*)	5%	5%	10%

Variation in Local Currency

DOMESTIC GRAY CEMENT PRICE	January - March 2015 Vs. 2014	First Quarter 2015 Vs. 2014	First Quarter 2015 Vs. Fourth Quarter 2014
Colombia	(1%)	(1%)	4%
Panama	(3%)	(3%)	0%
Costa Rica	5%	5%	2%
Rest of CLH (*)	4%	4%	(2%)

READY-MIX PRICE			
Colombia	3%	3%	4%
Panama	(2%)	(2%)	(1%)
Costa Rica	(7%)	(7%)	(3%)
Rest of CLH (*)	5%	5%	1%

AGGREGATES PRICE			
Colombia	(1%)	(1%)	(1%)
Panama	(2%)	(2%)	(2%)
Costa Rica	(5%)	(5%)	1%
Rest of CLH (*)	8%	8%	10%

(*) Volume weighted-average price.
Please refer to definition of terms and disclosure for presentation of operating results.

2015 First Quarter Results Page 10

OTHER ACTIVITIES AND INFORMATION Antitrust Investigation in Colombia Regarding this matter, as of March 31, 2015, the non-binding report prepared by the Superintendent Delegate for Competition Protection has not been issued. A decision by the Colombian Superintendency of Industry and Commerce on this matter is expected during the remainder of 2015. 2015 First Quarter Results Page 11

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation and presentation of results

Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement.

For the reader's convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of March 31, 2015 and March 31, 2014 was $2,576.05 and $1,965.32 Colombian pesos per US dollar, respectively, and (ii) the consolidated results for the First quarter of 2015 and for the First quarter of 2014 were $2,504.71 and $2,009.48 Colombian pesos per US dollar, respectively.

Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under "other and intercompany eliminations."

Consolidated financial information

When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries.

Presentation of financial and operating information

Individual information is provided for Colombia, Panama and Costa Rica.

Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and Brazil.

Exchange rates	January – March		January – March		First quarter	
	2015 Closing	2014 Closing	2015 Average	2014 Average	2015 Average	2014 Average
Colombian peso	2,576.05	1,965.32	2,504.71	2,009.48	2,504.71	2,009.48
Panama balboa	1.00	1.00	1.00	1.00	1.00	1.00
Costa Rica colon	539.08	553.63	540.91	542.27	540.91	542.27
Euro	1.0738	1.3776	1.1085	1.3680	1.1085	1.3680

Amounts provided in units of local currency per US dollar.

2015 First Quarter Results Page 12

DEFINITIONS OF TERMS AND DISCLOSURES Definition of terms Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation). Maintenance capital expenditures investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies. Net debt equals total debt minus cash and cash equivalents. Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization. pp equals percentage points. Strategic capital expenditures investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs. Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables. 2015 First Quarter Results Page 13